Exhibit 99.1

LUMBER LIQUIDATORS ANNOUNCES FIRST QUARTER 2008

FINANCIAL RESULTS AND REITERATES FULL YEAR OUTLOOK

~ First Quarter Net Sales Increased 24.5% to $114.5 Million ~

~ Comparable Store Net Sales Increased 7.0% for the First Quarter ~

~ First Quarter Net Income Nearly Doubled to $4.3 Million, or $0.16 Per Diluted Share ~

TOANO, VA, April 29, 2008 – Lumber Liquidators, Inc., (NYSE: LL) the largest specialty retailer of hardwood flooring in the U.S., today announced financial results for the first quarter ended March 31, 2008.

First Quarter Results

Net sales increased 24.5% to $114.5 million in the first quarter of 2008 from $92.0 million in the first quarter of 2007. Comparable store net sales increased 7.0% for the quarter on top of an increase of 8.5% for the first quarter of the prior year. Non-comparable store net sales increased $16.1 million, and represented 71.3% of the total increase in the Company’s net sales. The Company opened nine new stores during the first quarter.

Gross margin increased to 35.0% in the first quarter of 2008 compared to 33.2% in the same period of 2007. The improvement in gross margin reflects an increase in sales of higher-margin, premium products and strong sell-through of opportunistic liquidation purchases completed during the quarter.

Selling, general and administrative (SG&A) expenses were $32.3 million, or 28.2% of net sales, for the first quarter of 2008 compared to $26.8 million, or 29.1% of net sales, for the first quarter of 2007. The improvement in SG&A as a percentage of net sales was due to the Company’s strong sales growth and ability to leverage expenses as well as a shift in timing of certain advertising programs.

Net income nearly doubled to $4.3 million, or $0.16 per diluted share, in the first quarter of 2008 compared to $2.2 million, or $0.10 per diluted share, in the first quarter of the prior year.

The Company’s first quarter 2008 net income reflects an effective tax rate of 46.2% compared to 38.6% in the first quarter of 2007. The higher effective tax rate is due to approximately $0.7 million of additional income tax expense that was recorded in the first quarter of 2008 related to the non-deductible portion of the Variable Plan’s cumulative compensation cost.

Jeffrey W. Griffiths, President and Chief Executive Officer, commented, “We are very pleased with our strong results in the first quarter and our ability to maintain the positive momentum we experienced in the second half of last year. While our gross margin expansion reflects opportunistic liquidation buys, we believe much of the improvement is sustainable as a result of our enhanced merchandise selection and retail pricing discipline. As planned, we are also beginning to more fully achieve the benefits of increased operational efficiencies as evidenced by our ability to leverage expenses. Additionally, we are pleased with the strong contributions of new stores that we have opened in the last year as their results are exceeding our expectations. Overall, our performance in the first quarter demonstrates the continuing appeal of our value proposition of price, selection, quality, and availability and our ability to bring that proposition to an expanding base of customers.”

Company Outlook

Based upon first quarter results and current trends, the Company reiterated its fiscal 2008 guidance. The Company continues to anticipate fiscal 2008 net sales in the range of $475 million to $490 million and expects comparable store sales will increase in the mid-single digit range. The Company expects earnings per diluted share in 2008 will be in the range of $0.70 to $0.78. The Company also anticipates that its tax rate for the full year of 2008 will be approximately 38.5% to 39.5%. Actual results may vary significantly from current expectations.

Additionally, the Company is maintaining its plans to open approximately 30 to 40 stores in 2008. To date in 2008, Lumber Liquidators has opened fifteen stores comprised of one each in Arizona, Colorado, Maryland, Michigan, Missouri, New Hampshire, New York, North Carolina, Ohio, South Carolina, and Texas and two each in Illinois and Pennsylvania.

Mr. Griffiths concluded, “As we drive top line growth and extend our footprint, we are confident that we will be able to further leverage the solid foundation we have established for our business. Further, despite challenges in the macroeconomic environment, we continue to believe that we are poised for continued strong growth as we gain additional benefits from our improved operating structure.”

Conference Call and Webcast Information

The Company will host a conference call and audio webcast today, April 29, 2008, at 10:00 a.m. Eastern Time. The conference may be accessed by dialing (800) 762-8779 or (480) 248-5081. A replay will be available approximately one hour after the call through May 6, 2008 and may be accessed by dialing (800) 406-7325 or (303) 590-3030 and referencing PIN code 3865253. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

About Lumber Liquidators, Inc.

Lumber Liquidators is the largest specialty retailer of hardwood flooring in the United States. With more than 130 stores and 150 varieties of flooring, including solid and engineered hardwood, bamboo, cork and laminate, and featuring premier brands such as Bellawood (which features a 50-year warranty), Dream Home, Schön, Virginia Mill Works, and Morning Star, Lumber Liquidators has one of the most extensive selections of prefinished and unfinished hardwood flooring in the industry. Its hardwood line is made up of more than 25 domestic and exotic wood species in both prefinished and unfinished brands of various lengths and widths.

While keeping costs down is part of the Company’s philosophy, Lumber Liquidators is also committed to offering high-quality, name-brand products that it stands behind with confidence.

Forward-Looking Statements

This press release and accompanying financial tables may contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act. These statements are based on currently available information as of the date of such statements and are subject to risks and uncertainties that may cause actual results to differ. The Company specifically disclaims any obligation to update these statements which speak only as of their respective dates, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company’s most recent periodic filings with the Securities and Exchange Commission.

For further information contact:

Lumber Liquidators, Inc.	Financial Dynamics
Daniel Terrell	Leigh Parrish/Caren Barbara
Tel: 757.259.4280	Tel. 212.850.5600

Lumber Liquidators. Inc.

Condensed Statements of Income

(in thousands, except share data and per share amounts)

(unaudited)

	Three Months Ended March 31,
	2008	2007
Net Sales	$114,549	$92,022
Cost of Sales	74,427	61,451

Gross Profit	40,122	30,571

Selling, General and Administrative Expenses	32,314	26,816

Operating Income	7,808	3,755

Interest Expense	25	174
Other (Income) Expense	(238)	(55)

Income Before Income Taxes	8,021	3,636

Provision for Income Taxes	3,709	1,405

Net Income	$4,312	$2,231

Net Income per Common Share—Basic	$0.16	$0.15

Net Income per Common Share—Diluted	$0.16	$0.10

Weighted Average Common Shares Outstanding:
Basic	26,748,726	15,000,100
Diluted	26,806,861	22,952,118

Lumber Liquidators. Inc.

Condensed Balance Sheet

(in thousands, except share data)

	March 31, 2008	December 31, 2007
	(unaudited)
Assets
Current Assets:
Cash and Cash Equivalents	$32,563	$33,168
Merchandise Inventories	95,947	72,024
Prepaid Expenses	3,641	4,011
Other Current Assets	4,541	3,862

Total Current Assets	136,692	113,065
Property and Equipment, net	12,065	11,580
Deferred Income Taxes	1,409	1,220
Other Assets	2,532	2,559

Total Assets	$152,698	$128,424

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$26,720	$15,654
Customer Deposits and Store Credits	12,243	9,609
Other Current Liabilities	16,753	10,973

Total Current Liabilities	55,716	36,236

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000,000 authorized; 26,746,702 and 26,752,118 issued and outstanding, respectively)	27	27
Additional Capital	88,035	87,553
Retained Earnings	8,920	4,608

Total Stockholders’ Equity	96,982	92,188

Total Liabilities and Stockholders’ Equity	$152,698	$128,424